Exhibit 10.47
CVS Health Executive Health Program
Summary and Program Document

Effective September 20, 2023

Purpose

The CVS Health Executive Health Program (“Program”) is established effective September 20, 2023. Its overall purpose is to provide a comprehensive annual health examination and assessment to eligible executives and/or officers of CVS Health or a participating employer (the “Company”), as a risk mitigation and business continuity initiative, in the interest of encouraging the long-term health of its Eligible Executives (defined below).

Eligibility & Participation

Whether an individual is eligible is determined in the sole discretion of the Company as described below, and any individual who does not meet the requirements described below for eligibility and participation will be excluded from the Program.

Eligibility

Eligibility for the Program is limited to an officer or executive of the Company designated as eligible by the CVS Health Chief People Officer or their delegate (an “Eligible Executive”). The Program does not provide for dependent coverage.

Participation

Each Eligible Executive will become a “Participant” as of the later of (i) the first day of service with the Company as an Eligible Executive; and (ii) the date the Eligible Executive becomes covered under an Employer Group Health Plan. For purposes of the Program, an “Employer Group Health Plan” means an employer-sponsored group health plan that provides minimum value pursuant to Internal Revenue Code (“Code”) Section 36B(c)(2)(C)(ii) (regardless of whether such coverage is provided by the Company).

Cessation of Participation

A Participant will cease to participate upon the earliest of:

•The date on which the individual ceases to be an Eligible Executive, including due to the individual no longer holding an eligible executive or officer position or terminating employment with the Company (refer to the “COBRA” section below for COBRA continuation coverage rights for an Eligible Executive who loses coverage due to a termination of employment);
•The date on which the individual is no longer enrolled in an Employer Group Health Plan;
•The date on which the Program terminates; or
•The date on which the individual notifies the Company that he or she declines coverage under the Program.

Proprietary

Benefits
Program benefits are provided through an accredited medical provider (the “Provider”) selected by the Company. Each Participant may undergo an annual comprehensive physical examination with the Provider, which includes routine assessments (through bloodwork, scans and screenings) and related consultations. Additional information regarding the Provider and physical examination will be made available.

In the event ongoing medical treatment or additional testing is required beyond the services provided through the Program, those services should be obtained through the Employer Group Health Plan or any other medical coverage in which the Participant is enrolled. Any cost-sharing amounts for ongoing treatment or additional diagnostics (e.g., deductible, coinsurance, copayment, or out-of-pocket costs) through the Employer Group Health Plan or other health coverage will be the responsibility of the Participant.

Travel

The Program does not cover travel expenses related to a Participant’s annual physical examination. As such, the Company will not pay for or reimburse travel costs incurred by the Participant solely in connection with services under the Program.

COBRA

A Participant who terminates employment with the Company may elect to continue coverage under the Program for a limited time, at their own expense, through COBRA (the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended), for a maximum continuation period of 18 months (subject to an extension for disability, as further discussed below). A Participant who ceases to be eligible for the Program due to a termination of employment is referred to as a “COBRA-eligible Participant” in this COBRA section.

In the event of a Participant’s termination of employment, the Company will notify the Program Administrator of that COBRA-qualifying event. Upon notice of a qualifying event, the Program Administrator will notify the COBRA-eligible Participant of the right to elect COBRA continuation coverage.

Disability Extension. If a COBRA-eligible Participant qualifies for disability status under Title II or XVI of the Social Security Act at the time of a termination of employment, or becomes disabled within 60 days of beginning COBRA coverage, the COBRA-eligible Participant may extend the continuation period for an additional 11 months for up to a total of 29 months. To extend the coverage beyond the 18-month period, the COBRA-eligible Participant must notify the Program Administrator of the Social Security Administration’s (SSA’s) determination within 60 days after the later of:

•    The date of the SSA’s determination;
•    The date on which the qualifying event (here, a termination of employment) occurs; or
•    The date on which the COBRA-eligible Participant is informed of their responsibility to provide notice of their disability to the Program Administrator and of the Program’s procedures for providing such notice; and
•    In all cases, before the end of the 18-month period of COBRA coverage.

Notice must be provided in writing to the Program Administrator and must be sent, along with a copy of the SSA’s disability determination, to the Program Administrator at the address listed under the “COBRA Contact Information” heading within the COBRA section of this Summary.

Proprietary

If there is a determination by the SSA that the COBRA-eligible Participant is no longer disabled, the Program Administrator must be notified of that fact within 30 days of the SSA’s determination. Upon receipt of this notice, COBRA coverage extended beyond the maximum period that would otherwise apply will be terminated on the first day of the month which is 30 days after the determination that the COBRA-eligible Participant is no longer disabled.

Election. A COBRA-eligible Participant is entitled to a period of 60 days in which to elect to continue coverage under the Program. The 60-day election period begins on the date the COBRA-eligible Participant would lose Program coverage because of their termination of employment and ends on the later of 60 days following such date or the date the notice is sent about eligibility to elect to continue coverage.

If a COBRA-eligible Participant elects continuation coverage within the 60-day election period, continuation coverage will generally begin on the date Program coverage ceases. Even if a COBRA-eligible Participant waives continuation coverage, but within the 60-day election period revokes the waiver, continuation coverage will also begin on the date Program coverage ceases. A waiver may not be revoked after the end of the 60-day election period.

If a COBRA-eligible Participant does not choose continuation coverage within the 60-day election period, eligibility for continuation coverage ends at the end of that period.

Paying for Continuation Coverage. To receive continuation coverage, the COBRA-eligible Participant will be required to pay the Provider directly for its services at the time such services are performed at the same rate paid by the Company for services received by actively employed Participants.

Benefits under Continuation Coverage.    If a COBRA-eligible Participant elects continuation coverage, the coverage is identical to the Program coverage being provided to similarly situated employees who have not experienced a qualifying event. If their coverage changes, continuation coverage will change in the same way.

When COBRA Continuation Coverage Ends. Coverage under this continued coverage provision will end on the earliest of:

•    The end of the applicable maximum COBRA continuation period described above;
•    The failure of the COBRA-eligible Participant to pay the required service fees for COBRA coverage;
•    The date the COBRA-eligible Participant first becomes covered under any other group health plan providing a similar service;
•    The date the COBRA-eligible Participant becomes entitled to Medicare benefits (under Part A, Part B, or both) after electing COBRA coverage;
•    The date on which the Company no longer offers a group health plan to any employee; or
•    The participant’s death.

Questions. The above summary does not fully describe COBRA continuation coverage or other rights under the Program. Questions concerning the Program or COBRA continuation coverage rights should be directed to the Program Administrator at the address below. For more information about the COBRA-eligible Participant’s rights under the Employee Retirement Income Security Act of 1974, as amended (ERISA), including COBRA, the Health Insurance Portability and Accountability Act (HIPAA), and other laws affecting group health plans, contact the nearest Regional or District Office of the U.S. Department of Labor’s Employee Benefits Security Administration (EBSA) or visit the EBSA website at www.dol.gov/ebsa. (Addresses and phone numbers of Regional and District EBSA Offices are available through EBSA’s website.)

Proprietary

Keep the Program Administrator Informed of Address Changes.    In order to protect the COBRA-eligible Participant’s rights, the Program Administrator should be informed of any changes in the address. The COBRA-eligible Participant should also keep a copy, for their records, of any notices sent to the Program Administrator.

COBRA Contact Information. Information regarding COBRA continuation coverage can be obtained upon request from the Program Administrator, as listed below:

CVS Health
Attn: HR Benefits, on behalf of Executive Vice President and Chief People Officer
One CVS Drive MC 1110
Woonsocket, RI 02895
401-765-1500
Privacy
The Provider will be health care provider that handles protected health information (PHI) in accordance with the privacy and security rules under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Accordingly, neither the results of the physicals provided under the Program, nor any other medical information, will be disclosed to the Company except as permitted or required under HIPAA.

In addition, the Program is administered in accordance with the privacy and security rules of the Company. The Company has established certain compliance actions to be taken by the Program Administrator to protect PHI of the Participants. These policies and procedures are incorporated herein and made part of the Program.

Taxation

The Program is paid for by the Company and is intended to cover services which meet the requirements for medical diagnostic procedures described in Treasury Regulation Section 1.105-11(g) and which are considered preventive care for purposes of Code Section 223(c)(2)(C); such services will be excludable from the Participant’s income. In the sole discretion of the Company, if any services provided under the Program are required to be reported as a taxable benefit to the Participant, the Company will impute income to the Participant equal to the value of such services. In such an instance, the non-excludable services will be reported on a Participant’s Form W-2 and be subject to all applicable tax withholdings, and the taxes on the non-excludable benefits will be deducted from other wage payments made to the Participant.

Claims and Appeals Procedures
Any claims for eligibility or benefits under the Program, and any appeal of an adverse benefit determination under the Program will be administered by the Program Administrator in accordance with the Program’s claim and appeal procedures. The claims procedures follow the requirements of ERISA and are available upon request to the Program Administrator at:

CVS Health
Attn: HR Benefits, on behalf of Executive Vice President and Chief People Officer
One CVS Drive MC 1110
Woonsocket, RI 02895

Proprietary

Additional Program Information

Amendment or Termination of the Program. The Program may be amended, terminated, suspended or withdrawn at any time by CVS Health or its delegate, including but not limited to the Program Administrator or a delegate thereof. Eligible Executives will be bound by the terms of any such amendment, modification, termination, or suspension, however, no change in the Program, or termination thereof, will reduce the benefits available to the Eligible Executive for claims incurred prior to the effective date of the change.

Administration. The Program will be administered and operated by the Program Administrator. The Program Administrator is the “named fiduciary” under ERISA. The Program Administrator is the Company or such person as may be designated by the Company. As of the effective date of the Program, the Program Administrator is the Executive Vice President and Chief People Officer of the Company.

The Program Administrator may delegate any duties to another person or persons and may establish rules for administering the Program. The Program Administrator has the sole and exclusive right, power and discretionary authority to (i) administer, apply, interpret and construe the terms of the Program and all related plan documents and (ii) determine all facts surrounding claims for benefits under the Program and all questions arising in the administration, interpretation, and application of the Program, including but not limited to those concerning eligibility for benefits. All decisions of the Company or the Program Administrator or their delegates regarding any benefits under the Program are final and binding on the Company, Eligible Executives, claimants and all other persons.

Type of Program and Funding. The Program is a “top hat” ERISA welfare benefit plan paid out of the general assets of the Company. For purposes of the Affordable Care Act, the Program is intended to be integrated with a group health plan; accordingly, an Eligible Executive is permitted to permanently opt out of and waive benefits under the Program on an annual basis.

Proprietary